Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                    CONTACT: RICHARD D. COLEMAN
                                                                 (757) 480-6806

        NORFOLK, VA - JANUARY 7, 1998 - Farm Fresh, Inc., a privately-held supermarket chain based in Norfolk, Virginia, announced today that its senior noteholders voted to accept its proposed plan of reorganization. Farm Fresh and its parent, FF Holdings Corporation, today filed voluntary Chapter 11 petitions in the U.S. Bankruptcy Court in Delaware seeking bankruptcy court confirmation of such plan. Farm Fresh believes that the senior noteholder vote is sufficient to enable the company to confirm the plan of reorganization which will require the approval of the bankruptcy court. In addition, the company obtained first day orders from the court enabling it to continue to operate its business in the ordinary course and to pay its vendors. As previously announced, Farm
Fresh and Richfood Holdings, Inc. executed a definitive purchase agreement pursuant to which Richfood will acquire substantially all of the operating assets of Farm Fresh. The transaction is expected to be effected under the Farm Fresh reorganization plan.

        Ron Johnson, Chief Executive Officer of Farm Fresh, said "We are gratified by the progress we have made in the last several months, which has enabled us to commence the previously announced bankruptcy case in order to complete the sale to Richfood. We expect to continue to provide the outstanding level of service and commitment to which our customers have become accustomed."

        In connection with the filing, the company's existing bank group led by Fleet Capital Corporation, as agent, has agreed to provide Farm Fresh up to $40 million in debtor-in-possession financing.